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The following is a transcript of a conference call held by Banner Corporation on November 6, 2014. The information contained in this transcript is a textual representation of Banner Corporation’s conference call, and while efforts were made to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. In no way does Banner Corporation assume any responsibility for any investment or other decisions made based upon the information provided in this transcript. Investors are advised to review the conference call itself archived on our website before making any investment or other decisions.

CORPORATE PARTICIPANTS

Mark Grescovich Banner Corporation – President and CEO

Albert Marshall Banner Corporation - Secretary, IR Contact

Scott Kisting AmericanWest Bank - Chairman and CEO

Lloyd Baker Banner Corporation - EVP, CFO

PRESENTATION

Operator

Good day and welcome to the AmericanWest Bank to Merge with Banner Bank Conference Call and Webcast. All participants will be in listen-only mode. After today's presentation there will be an opportunity to ask questions. Please note this event is being recorded.

I would now like to turn the conference over to Mark Grescovich, President and CEO of Banner Corporation. Please go ahead, sir.

Mark Grescovich - Banner Corporation – President and CEO

Thank you, Laura. Good morning, everyone. I'd also like to welcome you. Joining me on the call today is Scott Kisting, Chairman and CEO of AmericanWest; Lloyd Baker, Banner's Chief Financial Officer; Peter Conner, Chief Financial Officer for AmericanWest and Albert Marshall, the Secretary of the Corporation.

Albert, would you please read our forward-looking Safe Harbor statement?

Albert Marshall - Banner Corporation - Secretary, IR Contact

Good morning. Our presentation today discusses Banner's proposed acquisition of AmericanWest Bank and will include forward-looking statements. Those statements include descriptions of management's plans, objectives or goals for future operations, products or services, forecasts of financial or other performance measures and statements about Banner's general outlook for economic and other conditions. Statements about the expected timing, completion and effects of the proposed merger constitute forward-looking statements.

We also may make other forward-looking statements in the question and answer period following management's discussion. These forward-looking statements are subject to a number of risks and uncertainties and actual results may differ materially from those discussed today. Information on the risk factors that could cause actual results to differ are contained in the press release that was released yesterday as well as the form 8-K filing of the Investor Presentation, which will be discussed during today's conference call, and a form 10-Q filed earlier today for the quarter ended September 30, 2014. Forward-looking statements are effective only as of the date they are made and Banner assumes no obligation to update information concerning its expectations. Thank you.

Mark Grescovich - Banner Corporation – President and CEO

Thank you, Albert. Yesterday afternoon Banner and AmericanWest issued a joint press release announcing our agreement to merge. We have also provided an investor presentation that can be accessed as part of Banner's form 8-K filing with the SEC earlier this morning. This combination will create a super community bank with over $9.7 billion in assets, $6.8 billion in loans, $7.9 billion in deposits and approximately 190 branches across five states.

I'm extremely excited about this combination and believe it is an important strategic step forward for both organizations. Together we will benefit from leveraging our combined expertise throughout a strengthened presence in the Pacific Northwest and in markets in California and Utah with significant growth opportunities. In a banking environment where scale has become increasingly important, this transaction improves our competitive position as we look to meet the constantly evolving needs of our clients and communities.

It's also a great fit of balance sheets where AmericanWest's excess liquidity and core deposits complement our success on the loan origination side. As illustrated in our Investor Presentation, this transaction is very attractive financially with approximately 13% earnings per share accretion in 2016 when cost savings are fully phased in and an estimated internal rate of return of 15%. Given that both organizations have considerable acquisition experience and a shared credit discipline, we believe that we are positioned well for a well-executed closing and integration.

Both Banner and AmericanWest have been extremely deliberate in the collective due diligence of this opportunity. We believe the transaction synergies that we have identified can be realized to achieve our financial goals. On page five of the Investor Presentation you'll find an overview of the operating structure and leadership of the merged Company. The combined Company will continue to operate as Banner Corporation and Banner Bank and the headquarters will remain in Walla Walla, Washington.

The Board of Directors will total 17 Directors with 12 Directors from Banner and five from AmericanWest. With respect to the Management Team, I will remain President and CEO of the Company and Lloyd Baker will be the Chief Financial Officer at the holding company level. Scott Kisting, Chairman and CEO of AmericanWest, will stay on after closing as a consultant to the Company to ensure a seamless transition as we come together.

Peter Conner, Chief Financial Officer of AmericanWest, will take on the position of Chief Financial Officer of Banner Bank. I am also very pleased to share that Jim Claffee, Chief Operating Officer of AmericanWest, will be our Chief Integration Officer and lead the team executing our integration plan and orchestrating the conversion process.

Rick Barton will continue as Chief Credit Officer of Banner and Cindy Purcell will continue as Executive Vice President of Retail Banking for the combined Company. We're thrilled to welcome the AmericanWest employees to the Banner family and have the utmost respect for the Senior Management Team. In four years they've done quite a job of acquiring and integrating companies and we are looking forward to working together to bear the fruits of our expanded footprint.

Page seven of the presentation provides a great snapshot of the combined branch network moving Banner into the top four in deposit market share among regional banks for both Washington and Oregon and entry into California and Utah. We've had tremendous success over the last few years with our client acquisition strategy and are confident it's going to pay dividends implementing that strategy in these attractive markets. In addition, as you can see, there are some overlaps in certain markets in Washington affording some of the needed synergies. Following regulatory approval and approval of Banner shareholders we expect the transaction to close in the middle of 2015.

Before I turn the call over to Lloyd to discuss some of the specifics regarding the financial impact, I'll invite Scott Kisting to provide a few comments. Scott?

Scott Kisting - AmericanWest Bank - Chairman and CEO

Thank you, Mark. I would just add that our Board and our Management Team are very excited to be a partner with this organization. Certainly as I've gotten to know Mark, I've come to admire the performance of Banner and their employees. I think if you look at page eight of the presentation, you'll see that the composition of the deposit and loan portfolios are very similar and that's because the strategies and the market that both target, middle market, small business and consumer clients, are very similar. Also, there's a very strong commitment in both banks to being wonderful corporate citizens in the markets they serve so I agree with Mark that expanding that and bringing the resources of two very financially strong companies together presents an exciting opportunity for us and our employees.

With that, I'll turn the call over to Lloyd.

Lloyd Baker - Banner Corporation - EVP, CFO

Thanks, Scott, and good morning, everyone. As Mark and Scott have indicated, this combination is an exciting opportunity to leverage the past success of both organizations into a truly exceptional community banking franchise in markets with tremendous growth potential. Looking at the financial metrics for this transaction on page five of the investor presentation, the total deal value is approximately $702 million with a mix of 81% stock and 19% cash. The consideration is fixed and consists of 13.23 million shares of Banner common stock and $130 million of cash.

On a pro forma basis taking into account the shares to be issued in our pending acquisition of Siuslaw Financial Group, Banner shareholders will own 61.2% of the combined company while shareholders affiliated with AmericanWest will own approximately 38.8%. The announced purchase price is approximately 146% of tangible book value and 25 times 2015 projected earnings for AmericanWest. As noted in the presentation, the price to earnings multiple drops to 13.4 times when the 2015 projected earnings are adjusted for the after tax benefit of the fully phased in cost savings. In addition, the price reflects a 7.4% premium to core deposits.

On page 12 of the presentation we highlight the major financial modeling assumptions. We expect to realize $37.5 million in pretax cost savings. This represents approximately 13% of the combined annualized expense base for the two companies using the third quarter of 2014 as a reference. We expect full achievement of the cost savings in 2016. For modeling purposes no revenue synergies have been assumed. However, as you would expect, we believe there are a number of revenue opportunities to be realized.

We have estimated pretax transaction related expenses of $50 million modeled as if they occurred immediately at closing. We are also anticipating restructuring initiatives for balance sheet management purposes that will reduce the securities portfolio by approximately $275 million post closing.

It's also important to note that we were assuming that both pending acquisitions, Siuslaw Financial Group by Banner and Greater Sacramento Bancorp by AmericanWest, will close before the effective date of the merger.

Regarding purchase accounting adjustments, we've assumed a core deposit intangible of 1.5% of non-time deposits to be amortized on an accelerated basis over eight years. The gross loan mark is assumed to be 2.5% of projected loans or approximately $76 million. $62 million of that loan mark is assumed to be for credit losses and $14 million is related to interest rates. The interest rate portion of the mark is assumed to be accreted into net interest income over 9.5 years also on an accelerated basis.

Note that the credit mark will be offset by approximately $45 million in estimated credit marks already booked at AmericanWest related to their acquisitions including the pending acquisition, as well as their projected $17 million allowance for loan losses at the time of closing.

On page 13 of the presentation using consensus analyst estimates for Banner with the assumptions I just noted the modeling results in approximately 13% earnings per share accretion in 2016 once the expense saving is 100% phased in. At closing the transaction will be approximately 10% dilutive to tangible book value per share and that dilution will be earned back in five years. However, on a pro forma basis the capital ratios will continue to be very strong at nearly 10% on a tier one leverage ratio basis and almost 13% on a total risk based capital basis.

Finally, based on the current share price the market capitalization of the pro forma company would be in excess of $1.4 billion. Now, I'll turn the call back to Mark.

Mark Grescovich - Banner Corporation – President and CEO

Thank you, Scott, and thank you, Lloyd, for your comments. That concludes our prepared remarks and, Laura, we will now open the call and welcome your questions.

QUESTIONS AND ANSWERS

Operator

Thank you. And our first question will come from Jeff Rulis of D.A. Davidson.

Jeffrey Rulis - D.A. Davidson & Co. - Analyst

A question on the long-term commitment or strategy for the newer markets in Utah and California; I guess the first question is there a long-term commitment? And two, I guess the primary responsibility for oversight of those regions, who does that fall to?

Mark Grescovich - Banner Corporation – President and CEO

Well, this is Mark, Jeff. Thank you for the question. Let's be clear that California, the California market, has right now including the Sacramento transaction about $1.8 billion in deposits so it's a very critical market. It's also a very high growth market and we have enough density with the Bank of Sacramento transaction in that footprint to make us the second largest community bank there. So I think it's a very attractive market and it fits well certainly with the Southern Oregon piece.

We are identifying the current management team at all levels of the organization and we're going to take the best talent. What I will tell you is from the due diligence that we've been able to accomplish, there's excellent leadership in the California market and they've set themselves up to be a very good business banking franchise so I don't see much disruption there.

In Utah obviously it's not very large in terms of concentration but there's a very good leader in the Utah market and I think there's opportunity to expand that footprint as well or get some additional density. It is a significantly higher growth market than some of the Eastern Washington franchise so I think there's good opportunity in Salt Lake City. We just need to take advantage of it and get some additional density.

Jeffrey Rulis - D.A. Davidson & Co. - Analyst

Okay thanks and given the 39% ownership holding of AmericanWest at the combined Company, I guess is there early indication that any of those holders would seek any liquidity through this transaction, maybe a question for Scott if that's appropriate?

Scott Kisting - AmericanWest Bank - Chairman and CEO

We haven't had any information that would suggest they would. I think they feel this is a transfer of their equity in AmericanWest into an investment in Banner and I think they see it as having a lot of upside potential.

Mark Grescovich - Banner Corporation – President and CEO

Jeff, and this is Mark. Let's be clear the private equity investors are the larger investors in AmericanWest are going to have 7.8% each of the Company so it's not even a significant event if they do wish to have some liquidity.

Jeffrey Rulis - D.A. Davidson & Co. - Analyst

Okay that's helpful and then just the question about the $10 billion asset mark. It looks like you're managing the securities a little bit but any early thoughts on how you'd manage that threshold or if it's at all on your radar as of concern?

Mark Grescovich - Banner Corporation – President and CEO

Well, certainly it's something that we are looking at and we are managing to effectively. You know, there's various components of approaching the $10 billion mark that you look at including the Durbin Amendment, including the FDIC assessment, also the compliance with the CFPB and the CRA so we've actually analyzed everything that relates to breaching the $10 billion threshold. As you've seen by the presentation, what we will do is delever the Company so that we stay below that at closing to avoid some of those immediate impact issues.

It's also clear that the impact financially could be between $8 million and $10 million when you take into account the Durbin adjustment as well as additional cost infrastructure for compliance. But recall that that $10 billion threshold is measured over the trailing four quarters, so we would have plenty of leeway if we execute this effectively that it would not take effect for at least a couple of years.

Jeffrey Rulis - D.A. Davidson & Co. - Analyst

Okay thanks; I'll step back.

Operator

Tim O'Brien, Sandler O'Neill.

Tim O'Brien - Sandler O'Neill & Partners L.L.P. - Analyst

Could you just walk us through, can you give us any more detail on timing? I know that the Greater Sacramento Bancorp deal is slated to close in the first half of next year and Siuslaw is on track. Can you give us a little more color on the regulatory process that's involved here given all the deals that are pending and what regulator approval you guys are going to need to consummate this announced deal and anything else?

And also Lloyd mentioned full realization of expense cost saves in 2016. Is it possible you could give us a little color on how much of that you expect to occur in 2015 and what the residual will be in 2015?

Mark Grescovich - Banner Corporation – President and CEO

Thanks, Tim, for the question. This is Mark; I'll address the first part of your question and I'll ask Lloyd to comment on the expense phase in. We will release later today a press release indicating that we've received the regulatory approval for the Siuslaw transaction so we are moving forward. We will have to file an amended S-4 for that and adjust some shareholder meeting schedules for Siuslaw. Their Board has been well versed in this transaction so we are still hoping for a first quarter closing.

We were actually believing we could get the Siuslaw closing and shareholder meeting in in the fourth quarter but timing is probably not going to allow that and we would anticipate the first quarter. I do know that AmericanWest has already filed their applications for the Bank of Sacramento transaction and we're anticipating that that would obviously close also some time in the first quarter. And in terms of this, the AmericanWest transaction, we would need all regulatory approvals including the Federal Reserve, State of Washington and the FDIC. Obviously we have had conversations with our regulators and have very good relationships with our regulators. Otherwise we wouldn't have been moving forward as aggressively as we are with this transaction.

Lloyd, do you want to comment on the expense statement?

Lloyd Baker - Banner Corporation - EVP, CFO

Sure and, Tim, I am sure you can appreciate with all the announced transactions that modeling projections with this were a bit complicated, as will be the execution, but as I noted before we're really excited to take on that execution opportunity. So from a modeling standpoint, we've made the assumption that this transaction closes June 30th of 2015 and that the run rate on expense savings will be phased in with about 75% effectiveness in the second half of 2015 and then 100% effective in 2016 as we've noted in the slide deck.

As I mentioned, it's about 13% of the combined expense base so we think that those cost savings are certainly achievable and we've done a considerable amount of work trying to identify where those opportunities are so that's the modeling assumptions that we put into it and now we just need to make it happen.

Mark Grescovich - Banner Corporation – President and CEO

And, Tim, this is Mark, just one final comment on that; obviously we recognize that there's a number of moving parts here.

However, we are very well along on the Siuslaw integration and have conversion dates already set that we believe that we can hit. And I know that AmericanWest has made several acquisitions and integrations so I have all the confidence that moving forward the Bank of Sacramento transaction will be a very well executed integration as well but to that point, that's why we're excited to have Jim Claffee join us as Chief Integration Officer to make sure that the organization is fully engaged in bringing all these moving parts together.

Tim O'Brien - Sandler O'Neill & Partners L.L.P. - Analyst

And then just one last follow-on question, as far as the kind of the project that Jim is facing, can you remind us first of all core systems of the two institutions?

Mark Grescovich - Banner Corporation – President and CEO

Yes so AmericanWest uses FISERV and Banner uses Jack Henry.

Tim O'Brien - Sandler O'Neill & Partners L.L.P. - Analyst

And assuming we're going to stick with Jack Henry here then right?

Mark Grescovich - Banner Corporation – President and CEO

I won't publicly say that until we've looked at all the integration components.

Tim O'Brien - Sandler O'Neill & Partners L.L.P. - Analyst

That makes good sense actually. And then as far as the scope of integration and the project that Jim is going to be taking on, does it make sense for you guys to tackle the additional infrastructure build out for a bank that has more than $10 billion in assets at the time of integration or is that going to be a separate project conducted after the integration and consolidation is achieved?

Mark Grescovich - Banner Corporation – President and CEO

Actually, Tim, that's a great question and what we have set out as a strategic priority in this integration is building an infrastructure for an organization that can be a regional powerhouse in the west and while we're not focusing on particular asset size, we are focused on making sure that we're a top quartile financial performer, as I've indicated before. But clearly we want to make sure that we have appropriate infrastructure in place to take advantage of the opportunities that are going to be on the West Coast and potentially in Utah, which means you have to prepare for a larger organization.

Tim O'Brien - Sandler O'Neill & Partners L.L.P. - Analyst

Thanks for answering my questions.

Operator

Russell Gunther, Macquarie.

Russell Gunther - Macquarie Research - Analyst

First if we could follow up, I appreciate the color you gave on your estimated impact of hitting $10 billion in assets. Could you help parse out how that $8 million to $10 million breaks down between Durbin, the FDIC etcetera?

Mark Grescovich - Banner Corporation – President and CEO

This is Mark. It's very easy. It's $8 million in revenue impact and about $2 million to $2.5 million in cost impact infrastructure.

Russell Gunther - Macquarie Research - Analyst

Great and then I just want to make sure I heard you correctly on timing so it's a trailing four quarter and based on your expectation for balance sheet size you don't expect that to have an impact in 2015 or 2016 so that's why that's not in the earnings accretion estimate of 13%?

Mark Grescovich - Banner Corporation – President and CEO

That's correct.

Russell Gunther - Macquarie Research - Analyst

Okay great. And so next if we could I just want to touch on the loan mark so I appreciate the color, breaking down the rate versus the credit. Mark, I was a little confused on the credit mark of $62 million and comments about offsetting $45 million as it relates to AWBC so are we to net those numbers for an estimated credit mark or could you help clarify?

Lloyd Baker - Banner Corporation - EVP, CFO

Sure, Russell, this is Lloyd. So, as you know, AmericanWest has done a number of acquisitions and the projection would be that the unamortized balance on their credit marks at closing would be roughly $45 million. That, as we re-mark the portfolio, our 2.5% is against the notional amount of those loan balances and then obviously they have -- they will have an ALLL. The existing mark that they have is against those loans that they have acquired. Their projected allowance for loan losses would be to cover their non-acquired loans. Both of those balances will be available to offset the credit mark when we actually make the purchase accounting adjustments.

Russell Gunther - Macquarie Research - Analyst

Okay so they're in addition to that $62 million credit mark that you took.

Lloyd Baker - Banner Corporation - EVP, CFO

Well, they're not in addition to it, no. They're on their books today. We will mark the loan portfolio based on its notional amounts at closing. Our anticipation is that that mark based on the due diligence that we've done and the assistance we had from a third party loan review team, our estimate today is that there will be about a 2% credit mark at that point in time, the $62 million that I noted.

Russell Gunther - Macquarie Research - Analyst

Okay got it. Okay, I appreciate that explanation. That's helpful. I guess I am just trying to think about the next question then. You know, you guys gave some good color with regard to loan yields for the two institutions. You spoke about how the rate mark will flow through NII over 9.5 years so I guess tying that together with the credit mark, could you give us a sense for where the pro forma margin might shake out for the combined institutions and then what your expectation is for the benefit of accretable yield?

Lloyd Baker - Banner Corporation - EVP, CFO

Sure. Well, the benefit of the accretable yield is the $14 million that we mentioned in the press release. AmericanWest's margin today benefits pretty significantly from accretable yield as a result of transactions that they've done in prior periods. As I've noted, that is part of the $45 million discount that's on their books today. That will be reduced. I think what you're looking for is some sense of what this will do to our reported margin and I think that this is probably a 10 to 15 basis point dilution in our reported margin for periods post closing.

Russell Gunther - Macquarie Research - Analyst

Okay that's very helpful.

Mark Grescovich - Banner Corporation – President and CEO

And, Russell, this is Mark. A lot of that is going to be dependent on how we can translate the successful execution of our client acquisition strategies. As you know, we've developed several strategies to help protect our net interest margin and if we're in a protracted low rate environment, it's going to get more and more difficult.

Russell Gunther - Macquarie Research - Analyst

No I understand.

Lloyd Baker - Banner Corporation - EVP, CFO

And, Russell, this is Lloyd. And I think you should know for modeling purposes we have not assumed any increase in interest rates and those of you who have heard me speak for a long time know that I believe in the current low rate environment we'll see some pressure on margins like everybody else. So we took a pretty conservative approach to the out year modeling assumptions in all of this, rather modest growth once we accomplish the already announced transactions in the out years, which of course comes into play in the internal rate of return and payback calculations and, as I noted, no change in interest rates, so it's a fairly conservative set of modeling assumptions.

Russell Gunther - Macquarie Research - Analyst

I appreciate that. I guess maybe just following up, how does this deal impact your asset sensitivity and how you're positioned?

Lloyd Baker - Banner Corporation - EVP, CFO

You know, it's not going to have much of an impact. As Scott pointed out, the balance sheets are fairly comparably mixed. They have a little lower loan to deposit ratio than we do which provides some opportunity there but the interest rate sensitivity of both institutions is fairly comparable and it's what you would expect given the asset and liability mix.

Russell Gunther - Macquarie Research - Analyst

Great. I just have one more. I appreciate you taking my questions. With regard to provisioning expense going forward, so understanding AWBC has been marked and asset quality of both institutions has been exceptional recently, at Banner you haven't recorded a provision in seven quarters so could you give us a sense for how we should be thinking about provisioning expense going forward given organic loan growth assumptions, maybe some guidance around where you're providing for new loans?

Mark Grescovich - Banner Corporation – President and CEO

Yes, Russell, this is Mark. I think you've covered all of those areas. AmericanWest has substantial marks and if you couple that with our reserve levels, there's still plenty of room for us to combine this organization going forward so what we've modeled in is modest provisioning in 2015 and we would expect that if our credit quality metrics hold up the way we expect them to and what we've been able to analyze of AmericanWest's book with our external Loan Review Team, we would have modest provisioning in the immediate term and then it would all depend on the asset growth going forward and we would remodel accordingly.

Russell Gunther - Macquarie Research - Analyst

Okay great, I appreciate it again, guys. Thank you.

Operator

Jacquelynne Chimera, KBW.

Jacquelynne Chimera - Keefe, Bruyette & Woods North America - Analyst

Just to clarify, the $8 million in revenue and the $2 million, $2.5 million in cost, those are pretax amounts, right?

Lloyd Baker - Banner Corporation - EVP, CFO

Yes.

Mark Grescovich - Banner Corporation – President and CEO

Yes.

Jacquelynne Chimera - Keefe, Bruyette & Woods North America - Analyst

And then in looking at the systems build out, I don't know if that's the right word but the systems build out that you had talked about as you increase your platform for a larger institution that spans a much broader footprint, are any of those build out costs incorporated into the 13% combined cost savings? I know they themselves are not cost savings. I just want to see if that's included in the pro forma projections.

Lloyd Baker - Banner Corporation - EVP, CFO

Yes, this is Lloyd, Jacque, and the cost savings that we anticipate were developed with an eye towards that build out and what the appropriate organizational structure and capabilities would look like and scalability would look like as we address the existing cost structure. So yes I think the answer is yes they were.

Jacquelynne Chimera - Keefe, Bruyette & Woods North America - Analyst

Okay so all else equal if let's say you were going to be a $7 billion bank when this was all said and done so you didn't need that build out, then your cost savings would have been higher?

Mark Grescovich - Banner Corporation – President and CEO

Jacque, this is Mark. Yes that is a safe assumption.

Lloyd Baker - Banner Corporation - EVP, CFO

Right.

Mark Grescovich - Banner Corporation – President and CEO

You know, at 13% on a combined company I think you would attest that, while we have a detailed process in what we went through and due diligence on the cost saves, at 13% of the combined enterprise that's not a large number.

Jacquelynne Chimera - Keefe, Bruyette & Woods North America - Analyst

No, no I wouldn't say so. And then the securities and balance sheet restructuring that you had mentioned, Lloyd, this one is probably for you. Do you intend on repaying borrowings with that or is there something else you plan to do in order to keep the balance sheet down?

Lloyd Baker - Banner Corporation - EVP, CFO

No borrowings would be the obvious choice. The potential exists that there might be some CDs that run off as a part of that as well but repaying borrowings would be the normal vehicle there to keep the balance sheet size down.

Jacquelynne Chimera - Keefe, Bruyette & Woods North America - Analyst

Okay and are there any other non-apparent levers that you might be able to pull to remain below the $10 billion mark?

Lloyd Baker - Banner Corporation - EVP, CFO

Well, there's always things you can do to slow your asset growth on the loan side if you wish to do that but right now I think the combined enterprise and our strategic plan calls for the ability to maximize being below $10 billion, or maximizing the balance sheet and the profitability accordingly.

Jacquelynne Chimera - Keefe, Bruyette & Woods North America - Analyst

Okay great. That's very helpful. I'll step back. Thank you.

Operator

Timothy Coffey, FIG Partners.

Timothy Coffey - FIG Partners, LLC - Analyst

Mark, most of my questions have been asked but I was curious. In the presentation, there's a number of items that show why this is a smart transaction. I am wondering for you what was the most compelling reason for it?

Mark Grescovich - Banner Corporation – President and CEO

Well, the first and foremost is the scale; as you know, and I've said in my prepared remarks, our industry is fast moving, that scalability is needed to best serve your clients and your communities; that you have to have a full, rounded product suite as well as an efficient delivery channel to accommodate the needs of your clients and the communities and scalability allows you that flexibility.

The second thing that I looked at most importantly Scott mentioned, which is the values of the company. The Executive Management Team and the leadership of AmericanWest have done an outstanding job of taking an organization and molding it into something that is a very similar super community bank philosophy and that made the cultural impact of the combination very easy for us to say we can get past a difference of culture because there really isn't one. And they have a client centric focus as an organization which also dovetails very nicely into what our culture is about. So once you start to peel the sheer financial economics away, the integration is what really attracted me.

Timothy Coffey - FIG Partners, LLC - Analyst

Okay great thank you. Those are my questions.

Operator

Joe Morford, RBC Capital.

Joe Morford - RBC Capital - Analyst

Good morning, everyone, and congratulations on the deal. I guess I'd be curious; I recognize you're not assuming any benefit from revenue synergies in the transaction but I wondered if you can maybe talk a little bit about what some of those opportunities may be, whether it's a higher lending limit and/or possibly some complementary business lines, things like that?

Mark Grescovich - Banner Corporation – President and CEO

Well, thank you, Joe, and good morning. This is Mark. There's a number of revenue opportunities, as you can imagine. Taking Banner's recent history, in the last three years our cross sell ratios to our client base are approaching four products or four services per client. I think there's great opportunity for us to cross sell what is an existing client base in the AmericanWest organization and provide our product offerings as well as some additional sales process. AmericanWest has done a very good job of integrating and preparing for that and I think they're right at the front end of the cusp of having some great cross sell ratios within their existing client base.

Also, the sheer scalability will allow for additional product suites to be expanded in their footprint including our SBA program, which as you know we've received national recognition for for two consecutive years, also our mortgage operation which has been producing excellent revenue even in light of the reduction in refinancing activity so I think there's some significant combinations from a revenue aspect that are complementary. Those are just some examples that we're focusing on.

Joe Morford - RBC Capital - Analyst

That's great, very helpful. Thanks. I guess secondly, I wondered if maybe, Scott, you could maybe just talk about the timing for the decision to sell at this point or partner up, given that AmericanWest was having good successes in acquisitions and potentially still have the opportunity for an IPO to get a public currency.

Scott Kisting - AmericanWest Bank - Chairman and CEO

I think the main driver for us was how long it was going to take to become a public company and that the market was moving away from cash buyers and that a better way to create liquidity with more float and liquidity for our investors if they wanted liquidity was to find the right partner. The real challenge then was finding the right partner that had all the same values and the same strategy and we looked at a lot of things and we believe that Banner is the best partner by far in the Western US for us in that regard.

So I think it would have been another 18 to 24 months for us to get to the right numbers to go public and create potentially a currency that would be about the level of this currency today. So that was the big driver. We were happy with our progress. Mark and I got comfortable with each other and, as I said, these values I think drove us to see that the integration of these two companies would be not easy—no integration is easy—but easier than it would be with people who didn't share the same philosophies.

Joe Morford - RBC Capital - Analyst

Okay thanks, Scott, and congratulations again, everyone, and good luck with it all.

Operator

And we do have a follow-up question from Jeffrey Rulis of D.A. Davidson.

Jeffrey Rulis - D.A. Davidson & Co. - Analyst

Thanks, just may have missed the timing of the core system conversion. Did you say that date?

Mark Grescovich - Banner Corporation – President and CEO

We did not, Jeff. This is Mark. We did not say that date. We would anticipate obviously that it would be within six months following closing. It would be a typical schedule for us.

Jeffrey Rulis - D.A. Davidson & Co. - Analyst

And then not to veer too far into the hypothetical but I guess Walla Walla as the headquarters of this broadened footprint, does that still make sense or any thoughts put on that location?

Mark Grescovich - Banner Corporation – President and CEO

Well, Jeff, this is Mark. As you know, we are very proud to have our roots date back to Walla Walla so this next year will be our 125th anniversary of a bank that started in Walla Walla so at the present time we're going to be very respectful to where our headquarters is.

Jeffrey Rulis - D.A. Davidson & Co. - Analyst

Fair enough, thank you.

Operator

And this will conclude the question and answer session. I would like to turn the conference back over to Mark Grescovich for any closing remarks.

Mark Grescovich - Banner Corporation – President and CEO

Thank you, Laura. As I noted earlier, we're looking forward to the potential this combination creates with a banking franchise at now $9.7 billion in assets and attractive markets along the West Coast. It brings together two experienced management teams and an exceptional group of dedicated, hard-working employees who are poised to further develop a superior banking experience to our clients and our communities.

Finally, it's a win, win for both sets of shareholders with potential for tremendous value creation going forward.

Thank you all for your interest in Banner and for joining our call today. We look forward to reporting our results on our progress to you in the future. Thanks, everyone. Have a great day.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

Cautionary Statements

When used in this transcript and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “may,” “shall,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “forecast,” “initiative,” “objective,” “goal,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” or the negative of any of those words or phrases or similar expressions are intended to identify “forward-looking statements” within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Statements about the expected timing, completion and effects of the proposed transactions and all other statements in this release other than historical facts constitute forward-looking statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected revenues, cost savings, synergies and other benefits from the proposed business combination of Banner Corporation (“Banner”) and Starbuck Bancshares, Inc. (“Starbuck”) might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (2) the requisite shareholder and regulatory approvals for the transactions might not be obtained; (3) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, which could necessitate additional provisions for loan losses, resulting both from loans originated and loans acquired from other financial institutions; (4) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for loan losses or writing down of assets; (5) competitive pressures among depository institutions; (6) interest rate movements and their impact on customer behavior and net interest margin; (7) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (8) fluctuations in real estate values; (9) the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; (10) the ability to access cost-effective funding; (11) changes in financial markets; (12) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (13) the costs, effects and outcomes of litigation; (14) new legislation or regulatory changes, including but not limited to the Dodd-Frank Act and regulations adopted thereunder, changes in capital requirements pursuant to the Dodd-Frank Act and the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (15) changes in accounting principles, policies or guidelines; (16) future acquisitions by Banner or Starbuck of other depository institutions or lines of business; (17) Banner’s pending acquisition of Siuslaw Financial Group, Inc. or Starbuck’s pending acquisition of Greater Sacramento Bancorp may fail to be consummated; and (18) future goodwill impairment due to changes in Banner’s business, changes in market conditions, or other factors.

Banner does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made except where expressly required by law.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Banner and Starbuck. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Banner will file a proxy statement on Schedule 14A with the SEC in connection with the proposed transaction, which will be sent to the Banner shareholders. Shareholders are advised to read the proxy statement when it becomes available because it will contain important information about Banner, SKBHC Holdings LLC, Starbuck and the proposed transaction. Banner also plans to file other documents with the SEC regarding the proposed transaction with Starbuck and the pending proposed merger transaction with Siuslaw Financial Group, Inc. When filed, this document and other documents relating to the proposed transactions can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing Banner’s website at http://www.Bannerbank.com/AboutUs/InvestorRelations/SecuritiesandExchangeCommission(SEC)Filings/Pages/default.aspx. Alternatively, these documents, when available, can be obtained free of charge from Banner upon written request to Banner Corporation, Attn: Investor Relations, 10 South First Avenue, Walla Walla, Washington 99362 or by calling (509) 527-3636.

Participants in Solicitation

Banner and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Banner shareholders in connection with the proposed transaction. Information about Banner and its directors and executive officers may be found in the definitive proxy statement of Banner relating to its 2014 Annual Meeting of Stockholders filed with the SEC by Banner on March 24, 2014. The definitive proxy statement can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such participants will be included in the proxy statement and other relevant documents regarding the proposed transaction filed with the SEC when they become available, copies of which may also be obtained free of charge from the sources indicated above.